Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET REPORTS STRONG FIRST-QUARTER 2007 RESULTS; STUDENT LOAN ASSETS TOP $25 BILLION

        o   NET STUDENT LOAN ASSETS INCREASED 17 PERCENT YEAR OVER YEAR
        o   FEE-BASED REVENUE 58 PERCENT OF TOTAL REVENUE

LINCOLN, Neb., April 27, 2007 -- Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first-quarter 2007 of $14.8 million, or $0.29 per share, compared with $52.1 million, or $0.96 per share, for the first-quarter 2006. Base net income for the first-quarter 2007 was $27.7 million, or $0.54 per share, compared with $31.6 million, or $0.59 per share, for the same period a year ago. For the first quarter of 2006, base net income excluding the special allowance yield adjustment and net derivative settlements was $20.4 million, or $0.38 per share.


"We continued our focus on the key elements important to delivering sustainable, long-term value," said Mike Dunlap, Nelnet Chairman and Co-Chief Executive Officer. "In the first quarter, we reported strong results in which we delivered on each of these key elements by increasing our student loan assets and diversifying and increasing our fee-based revenue. We will maintain our center of attention on these elements and providing exceptional service to students, families, and schools throughout the education life cycle."

Student Loan Assets

Net student loan assets increased by $3.7 billion, or 17 percent, year over year to $25.0 billion. The company reported net consolidation loan originations of $590.4 million and net new consolidation loan originations of $351.0 million for the first quarter of 2007.

Fee-based Revenue

Fee-based revenue for the first quarter of 2007 represented 58 percent of Nelnet's total revenue. This is an increase from the first quarter of 2006 when fee-based revenue represented 44 percent of total revenue.

Income from loan and guarantee servicing fees was $49.4 million for the first-quarter 2007, up from $47.1 million for the first-quarter 2006. Loan and guarantee servicing income includes $2.4 million before taxes or $1.5 million after taxes of incentive revenue earned by EDULINX through its existing contract with the Government of Canada.

Other fee-based income, generated primarily by Nelnet Business Solutions and Enrollment Services, increased to $40.0 million for the first quarter of 2007 compared with $18.2 million for the same period a year ago.

Capital Deployment

In the first-quarter of 2006, Nelnet repurchased 3.1 million shares, including
2.7 million shares from certain members of management, for an average price of $24.65 per share. The company has the authority to repurchase an additional 5 million shares under its existing stock repurchase program.

Margin Analysis

For the first quarter of 2007, Nelnet reported net interest income of $68.3 million compared with $86.3 million for the first quarter of 2006, which included 9.5 percent special allowance payments of $18.4 million.

The company reported core student loan spread of 1.29 percent for the first quarter of 2007 compared with 1.54 percent for the same period a year ago. For the fourth quarter of 2006, Nelnet reported core student loan spread of 1.31 percent.

Operating Expenses

Operating expenses were $136.2 million in the first quarter of 2007 compared with $108.2 million for the same period a year ago. The increase is primarily attributable to acquisitions.

Non-GAAP performance measures

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release that is available online at www.nelnetinvestors.net/releases.cfm?reltype=Financial.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 866.293.8972 and international callers should dial
913.312.1232 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) May 11, 2007. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 2050846. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED
                                                         ------------------------------------------
                                                           MARCH 31,     DECEMBER 31,    MARCH 31,
                                                             2007           2006           2006
                                                         ------------   ------------   ------------
                                                          (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
       Loan interest                                     $   418,113    $   410,015    $   347,522
       Amortization of loan premiums and deferred
             origination costs                               (21,059)       (22,838)       (21,862)
       Investment interest                                    21,496         24,310         19,541
                                                         ------------   ------------   ------------
            Total interest income                            418,550        411,487        345,201

Interest expense:
       Interest on bonds and notes payable                   350,226        347,615        258,949
                                                         ------------   ------------   ------------

            Net interest income                               68,324         63,872         86,252
Less provision for loan losses                                 2,753          1,800          9,618
                                                         ------------   ------------   ------------
            Net interest income after provision
                  for loan losses                             65,571         62,072         76,634
                                                         ------------   ------------   ------------
Other income (expense):
       Loan and guarantee servicing income                    49,445         50,985         47,074
       Other fee-based income                                 40,029         36,868         18,155
       Software services income                                5,748          4,064          3,409
       Other income                                            6,931          4,850          1,987
       Derivative market value, foreign currency,
            and put option adjustments                       (12,130)       (19,510)        39,263
       Derivative settlements, net                             4,240          7,013          4,744
                                                         ------------   ------------   ------------
            Total other income (expense)                      94,263         84,270        114,632
                                                         ------------   ------------   ------------
Operating expenses:
       Salaries and benefits                                  70,009         60,842         57,684
       Other expenses                                         59,259         60,916         44,930
       Amortization of intangible assets                       6,918          6,794          5,633
       Impairment expense                                          -         31,090              -
                                                         ------------   ------------   ------------
            Total operating expenses                         136,186        159,642        108,247
                                                         ------------   ------------   ------------

            Income (loss) before income taxes                 23,648        (13,300)        83,019

Income tax expense (benefit)                                   8,868         (5,990)        30,711
                                                         ------------   ------------   ------------
            Net income (loss) before minority interest        14,780         (7,310)        52,308

Minority interest in net earnings of subsidiaries                  -              -           (242)
                                                         ------------   ------------   ------------
            Net income (loss)                            $    14,780    $    (7,310)   $    52,066
                                                         ============   ============   ============
            Earnings (loss) per share, basic and diluted $      0.29    $     (0.14)   $      0.96
                                                         ============   ============   ============

Weighted average shares outstanding                       50,982,187     52,506,936     54,241,341



CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                       AS OF         AS OF        AS OF
                                                     MARCH 31,    DECEMBER 31,  MARCH 31,
                                                        2007         2006         2006
                                                    -----------  ------------- -----------
                                                    (UNAUDITED)                (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                 $ 25,013,045  $ 23,789,552 $ 21,320,374
    Cash, cash equivalents, and investments          1,417,304     1,777,494    1,456,181
    Goodwill                                           191,214       191,420      132,389
    Intangible assets, net                             154,176       162,994      162,396
    Other assets                                       906,264       875,413      732,811
                                                   ------------  ------------ ------------
      Total assets                                $ 27,682,003  $ 26,796,873 $ 23,804,151
                                                   ============  ============ ============
Liabilities:
    Bonds and notes payable                       $ 26,537,482  $ 25,562,119 $ 22,670,772
    Other liabilities                                  533,403       562,904      416,173
                                                   ------------  ------------ ------------
      Total liabilities                             27,070,885    26,125,023   23,086,945
                                                   ------------  ------------ ------------

Shareholders' equity                                   611,118       671,850      717,206
                                                   ------------  ------------ ------------

      Total liabilities and shareholders' equity  $ 27,682,003  $ 26,796,873 $ 23,804,151
                                                   ============  ============ ============

Return on average total assets                           0.22%         0.27%        0.90%
Return on average equity                                  9.4%          9.6%        30.4%
Shareholders' equity to total assets                     2.21%         2.51%        3.01%


For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 4,000 associates, and has $25.0 billion in net student loan assets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.

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